Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc.® Reports Results for Third Quarter

Meta Payment Systems fee income increases 109% over prior year

Highlights for the fiscal 2009 third quarter ended June 30, 2009

•    Meta Financial Group (MFG) quarterly net loss of $2.6 million

•    Meta Payment Systems (MPS) 2009 quarterly fee revenue of $15.7 million was 109% over 2008

•    MetaBank remains well-capitalized as both core and risk-based capital ratios improved from the prior quarter

•    MPS third quarter average deposits of $472.8 million up $130.4 million or 38% from the prior year quarter

STORM LAKE, IOWA — (August 10, 2009) Meta Financial Group (Nasdaq: CASH - NEWS; the Company) reported a loss for the 2009 third quarter of $2.6 million or 99 cents per diluted share compared to a loss of $0.4 million or 16 cents per diluted share for the third quarter of 2008.  The quarterly loss was primarily due to additional loan loss provision expense of $6.2 million ($4.0 million after taxes).  Year to date, the net loss for the nine months ended June 30, 2009 was $0.7 million or 28 cents per diluted share compared to 2008 earnings of $0.8 million or 31 cents per share for the same period.  The prior year included a $0.8 million after-tax gain on the sale of the MetaBank West Central subsidiary. Excluding that one-time gain, earnings for the 2008 quarter were 0 cents per share.

President and Chief Executive Officer J. Tyler Haahr commented, “While the additional loan loss reserve is disappointing, we thought it was important, in light of the continuing economic downturn, to take a more conservative approach to valuing our assets and related collateral to reflect the recent and anticipated ongoing decline in values.  About two thirds of the loss provision is attributable to three borrowers, the largest of which was the previously disclosed loan fraud.  In addition to these specific loans, we also increased our general reserves against all other loans as a buffer against the difficult economic backdrop.  Meanwhile, our Meta Payment Systems unit continues to build on its industry leadership position as demonstrated by its continued exciting growth.  We remain well above the regulatory requirements to be considered well-capitalized and our approach to asset valuation taken this quarter, combined with efficiencies we’ve implemented at the retail bank and strong growth at Meta Payment Systems, positions us well as the overall economy stabilizes.”

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/09	3/31/09	6/30/08	6/30/09	6/30/08
Net Interest Income — millions	$6.3	$8.2	$6.0	$20.7	$17.5
Non Interest Income — millions	16.9	33.6	8.5	66.0	26.9

Net Income (Loss) — millions	(2.6)	1.2	(0.4)	(0.7)	0.8
Diluted earnings (loss) per share	(0.99)	0.45	(0.16)	(0.28)	0.31

Net interest margin	3.19%	3.96%	3.32%	3.49%	3.45%
Non-performing assets - % of total assets	2.41%	1.24%	0.36%

MPS active cards — millions	20.0	17.8	12.1
MPS transaction volume — billions	$2.6	$3.9	$2.0	$9.0	$5.9

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the third quarter of fiscal year 2009 reached $25.3 million compared to $17.7 million for the same quarter in fiscal year 2008.  The growth for the quarter was driven primarily by increased Meta Payment Systems fee revenue of $8.2 million.  Interest income decreased by $0.7 million or 8%.

Total revenue for the nine months ended June 30, 2009 was $93.7 million compared to $54.9 million in 2008, an increase of $38.8 million or 71% and was driven by MPS fee income.  Interest income decreased slightly, $0.2 million or 1% related to the lower interest rate environment this year.

Net Interest Income

Net interest income for the third quarter was $6.3 million, up $0.3 million or 6% from the same quarter last year.  Net interest margin decreased to 3.19% for the third quarter of 2009 as compared to 3.32% for the same period in 2008.  Overall, asset yields declined by 83 basis points due to a lower average yield in the investment portfolio.  In addition, the investment portfolio grew from 40.9% to 46.9% of interest-earning assets which compounded the decline in yield.  Also, interest income for three loans placed on non-accrual status was reversed during the quarter.  Rates paid on deposits and interest-bearing liabilities decreased by 66 basis points from 1.73% in the 2008 quarter to 1.07% in 2009.  As of June 30, 2009, low- and no-cost checking deposits represented 79% of total deposits compared to 76% one year earlier.  The increase was driven by growth of $121.6 million in MPS deposits, as of the end of the quarter, as compared to one year earlier, a 38% increase.

Net interest income for the nine months ended June 30, 2009 was $20.7 million, up $3.2 million or 19% from 2008.  The net interest margin increased by four basis points to 3.49%.  Contributing to this increase was a 17% increase in earning assets while the level of interest-bearing liabilities decreased by 10% due to the continued migration to no-cost deposits provided by MPS.

Non-Interest Income

Third quarter fiscal 2009 non-interest income of $16.9 million increased $8.4 million, or 98%, over the same quarter for 2008.  MPS fee income grew by $8.2 million or 109% due to the expansion of existing prepaid card and credit programs.

Non-interest income for the nine months ended June 30, 2009 increased $39.1 million, or 145%, over the same period in the prior year.  MPS fee income accounts for $39.3 million of the comparable period growth and relates to the same factors mentioned above and the successful tax preparation partner programs.

Non-Interest Expense

Non-interest expense grew $5.8 million, or 38%, to $20.9 million for the third quarter of fiscal year 2009 as compared to the same period in the prior fiscal year.  The bulk of the increase occurred in card processing and personnel-related expense and primarily was the result of continued growth in MPS.  These costs primarily are variable in nature and will continue to increase as MPS introduces more programs and issues more cards.

Card Processing expense was $3.5 million, or 99%, higher than the same period in 2008, primarily due to increased sales and transaction volumes from the expansion of existing programs at MPS.  Processing expense increases are attributable to settlement functions for value loading and card sales.

Compensation expense was $8.2 million for the third quarter of fiscal year 2009, up $1.6 million or 24% from the same period in 2008.  Staff was added to support new business opportunities as well as the expansion of existing client programs within MPS.  In the traditional bank segment the retail branches have been able to reduce staff through attrition by increasing efficiencies from initiatives implemented over the last several years.

Data processing expense was $0.5 million for the third quarter of fiscal year 2009, up $0.1 million from the same period in 2008 primarily relating to increased transaction volumes from MPS programs.

Fiscal year-to-date 2009 non-interest expense increased by $24.9 million, or 56%, to $69.2 million.  Card processing expenses increased 133% to $27.2 million and personnel costs increased by 28% to $24.0 million, primarily related to MPS growth.  Also included in the increase was $0.4 million related to the FDIC special assessment on assets.

Credit Quality

Non-performing loans at June 30, 2009 were $17.2 million representing 4.2% of total loans compared to $7.5 million, or 1.7% at September 30, 2008.  Non-performing assets at June 30, 2009 were $19.7 million representing 2.41% of total assets compared to $7.5 million, or 0.99% at September 30, 2008.  The Company’s non-performing asset balance increased by $8.7 million during the third quarter of fiscal year 2009 relating to three loan participations and one local market loan being moved to non-accrual status and was partially offset by the sales of repossessed assets.  Notwithstanding the above, 30+ day delinquencies at June 30, 2009 were improved from September 30, 2008, 3.4% of total loans compared to 3.9%.

Loans

Total loans, net of allowance for loan losses, decreased $25.3 million, or 5.9%, to $402.6 million during the nine months ended June 30, 2009.  This decrease primarily relates to a decrease of $16.0 million in commercial and agricultural operating loans, a $10.0 million reduction in the consumer portfolio related to the end of the tax season program, and an increase in the allowance for loan losses of $3.4 million.  Overall real estate loans increased by $3.2 million.  Net loan growth is expected to be relatively flat during the near term.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of growth in new and existing programs at MPS.  Total MPS deposits were up $111.2 million, or 34%, at June 30, 2009, as compared to September 30, 2008.  This increase results from prepaid card organic growth across several product verticals.  The Company reduced its short-term borrowings by $52.3 million during the nine months ended June 30, 2009.

Business Segment Performance

Meta Payment Systems

MPS net income for the third fiscal quarter was $0.1 million, or 3 cents per diluted share. This compared to a net loss of $0.2 million, or 7 cents per diluted share, for the same period last year.

MPS quarterly revenue grew by 68%, from $10.3 million in fiscal 2008 to $17.4 million in 2009, notwithstanding a 198 basis point reduction in the average transfer pricing yield received for its deposits from 3.29% in 2008 to 1.31% in the 2009 period. The interest income effect of this rate decrease was $2.3 million and was partially offset by a $1.2 million increase due to higher deposit balances.

Non-interest income for the quarter more than doubled from $7.6 million in fiscal 2008 to $15.7 million, or 107%, in 2009.  The growth was spread among prepaid and credit programs.

Current year non-interest expenses increased by $5.9 million, or 56%, due to volume-driven increases in program support costs and investments in operational infrastructure.  These investments have led, in part, to 40 pending patent applications, nine of which were international filings.

Traditional Banking

The Traditional Banking segment recorded a net loss from continuing operations of $2.4 million, or 93 cents per diluted share, for the third quarter of fiscal year 2009, compared to a net loss from continuing operations of $0.1 million, or 5 cents per diluted share for the same period last year.  2009 results benefited from an increase in net interest income from continuing operations of $1.2 million from the prior year period but were more than offset by the aforementioned $5.4 million increase in loan loss provision expense.  Non-interest income grew slightly by $0.2 million and non-interest expense contracted by $0.4 million or 4.3%.

Other Information

Meta Financial Group and MetaBank continue to meet and exceed federal regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at http://www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. ®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	June 30, 2009	September 30, 2008
		(As Restated)
Assets
Cash and cash equivalents	$15,259	$8,151
Investments and mortgage-backed securities	286,927	203,834
Loans receivable, net	402,624	427,928
Other assets	114,705	116,491
Total assets	$819,515	$756,404

Liabilities
Deposits	$662,540	$545,972
Other borrowings	95,416	147,683
Other liabilities	17,451	17,016
Total liabilities	775,407	710,671

Shareholders’ equity	44,108	45,733
Total liabilities and shareholders’ equity	$819,515	$756,404

Consolidated Statements of Income

	For the 3 Months		For the 9 Months
	Ended June 30:		Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2009	2008	2009	2008
				(As Restated)
Interest income	$8,465	$9,171	$27,725	$27,965
Interest expense	2,121	3,180	6,976	10,484
Net interest income	6,344	5,991	20,749	17,481
Provision for loan losses	6,277	125	18,676	195

Net interest income after provision for loan losses	67	5,866	2,073	17,286
Non-interest income	16,875	8,529	66,021	26,944
Non-interest expense	20,955	15,140	69,157	44,281
Income from continuing operations before income tax expense	(4,013)	(745)	(1,063)	(51)
Income tax expense from continuing operations	(1,431)	(335)	(329)	(54)
Income from continuing operations	(2,582)	(410)	(734)	3

Gain on sale from discontinued operations before taxes	—	—	—	2,309
Income from discontinued operations before taxes	—	—	—	76
Income tax expense from discontinued operations	—	—	—	1,574
Income from discontinued operations	—	—	—	811

Net income	$(2,582)	$(410)	$(734)	$814

Earnings per common share
Basic-income from continuing operations	$(0.99)	$(0.16)	$(0.28)	$—
Basic-net income	$(0.99)	$(0.16)	$(0.28)	$0.31
Diluted-income from continuing operations	$(0.99)	$(0.16)	$(0.28)	$—
Diluted-net income	$(0.99)	$(0.16)	$(0.28)	$0.31

Selected Financial Information

	2009	2008
		(As Restated)
For the 9 Months Ended June 30,

Return on average assets-continuing operations	-0.09%	0.00%
Return on average equity-continuing operations	-1.55%	0.01%
Average shares outstanding for diluted earnings per share	2,597,655	2,638,333

	June 30, 2009	September 30, 2008
		(As Restated)
At Period Ended:

Equity to total assets	5.38%	6.05%
Book value per common share outstanding	$16.95	$17.57
Tangible book value per common share outstanding	$15.98	$16.72
Common shares outstanding	2,602,655	2,602,655
Non-performing assets to total assets-continuing operations	2.41%	0.99%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588